Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DOLPHIN MERGER SUB 2, INC.

1. Name. The name of the corporation is Dolphin Merger Sub 2, Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The name and address of the Corporation’s registered agent is The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, county of New Castle, Delaware, 19801.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock with the par value of $0.01 per share.

5. Election of Directors. Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6. Limitation of Liability. No director of the Corporation shall have any personal liability to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article 6, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article 6, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited, as applicable, to the fullest extent permitted by the DGCL as so amended.

7. Indemnification. The Corporation shall indemnify any person to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation. The right to indemnification conferred by this Article 7 shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending or otherwise participating in any proceeding in advance of its final disposition, subject to the Corporation’s receipt, to the extent required by the DGCL, of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article 7. The Corporation may, to the extent authorized from time to time by the Board of Directors of the Corporation, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article 7 to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article 7 shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of shareholders or disinterested directors or otherwise. Any repeal or modification of this Article 7 shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification. The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons and (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the shareholders or the Board of Directors, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

8. Adoption, Amendment or Repeal of  Bylaws. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board”) is expressly authorized to adopt, amend or repeal the Bylaws.

9. Meetings of Shareholders. Meetings of shareholders shall be held within or without the State of Delaware, as the Bylaws of the Corporation shall provide. The books of the

Corporation shall be kept outside the State of Delaware at such place or places as shall be designated from time to time by the Board or in the Bylaws of the Corporation.

10. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.